Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Palmetto Bancshares, Inc. and Subsidiary

We consent to incorporation by reference in the Registration Statement of Palmetto Bancshares, Inc. on Form S-8 relating to the Palmetto Bancshares, Inc. 2011 Stock Incentive Plan, of our report dated February 28, 2011, related to the consolidated balance sheet of Palmetto Bancshares, Inc. and Subsidiary as of December 31, 2010 and the related consolidated statement of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended, which report appears in the December 31, 2010 Annual Report on Form 10-K.

/s/ Elliott Davis LLC

Greenville, South Carolina

May 19, 2011